Exhibit 99.1

Capmark Financial Group Inc. Reports Third Quarter 2008 Operating Results

San Mateo, California – November 5, 2008

Capmark Financial Group Inc. (“Capmark”) today reported a net loss of $89.4 million for the quarter ended September 30, 2008 compared to net income of $26.6 million for the quarter ended September 30, 2007.  The operating results for the third quarter of 2008 were impacted by continued disruptions in the capital markets including pre-tax valuation losses on loans, investments and real estate of $187.1 million compared to pre-tax valuation losses of $81.3 million in the third quarter of 2007.

Company Highlights

Key highlights include:

•                  Readily available cash (excluding restricted cash and cash held by Capmark Bank) and borrowing capacity under Capmark’s revolving credit facility increased to $2.1 billion as of September 30, 2008 from $1.9 billion as of June 30, 2008.

•                  North American Servicing produced pre-tax income of $24.8 million in the quarter. Capmark’s global servicing portfolio was $363.2 billion as of September 30, 2008.

•                  North American Lending and Mortgage Banking had loan originations of $2.7 billion in the quarter, including agency, government-sponsored entity and correspondent loan originations of $2.0 billion.

•                  Total noninterest expenses were $173.9 million, a decrease of 21% from the third quarter of last year.

•                  Subsequent to the end of the third quarter, in response to volatile conditions in the credit markets, Capmark drew down substantially all of the remaining funds available under its $2.75 billion revolving credit facility.  Capmark also paid down $300.0 million of its bridge loan, with the remaining outstanding principal balance of approximately $800.0 million due in March 2009.

Consolidated Financial Review

Three Months Ended September 30, 2008

Capmark’s loss after income taxes totaled $89.4 million for the three months ended September 30, 2008 compared to net income of $26.6 million for the three months ended September 30, 2007. The current quarter results were negatively impacted by continued adverse market conditions that resulted in increased valuation losses on Capmark’s loans, investments and real estate, declines in fee and investment income, lower net interest income, and higher provision for loan losses, partially offset by a decline in noninterest expense.

Net interest income totaled $39.5 million for the three months ended September 30, 2008 compared to $82.1 million for the three months ended September 30, 2007. The decline was primarily due to increased spreads and fees on the issuance of long-term CDs at Capmark Bank and lower interest-earning assets. The decline in net interest income was partially offset by gains on certain interest rate hedges, which are included in noninterest income.

Capmark’s provision for loan losses totaled $39.7 million for the three months ended September 30, 2008 compared to $11.7 million for the three months ended September 30, 2007. The increase in the provision for loan losses reflects an overall increase in loans held for investment and an increase in impaired loans for which a specific allowance is recorded.

Net losses, a component of noninterest income, totaled $140.9 million for the three months ended September 30, 2008 compared to net losses of $65.4 million for the three months ended September 30, 2007. The decrease of $75.5 million in noninterest income reflects downward changes in fair value recognized on Capmark’s loans held for sale, investments and real estate portfolios. Net losses on loans, investments and real estate were partially offset by a gain of $27.5 million on the sale of interests in entities established to facilitate the defeasance of securitized loans for the three months ended September 30, 2008.

Fee and investment income was $180.1 million for the three months ended September 30, 2008 compared to $221.8 million for the three months ended September 30, 2007. The decrease of $41.7 million was largely due to reduced transaction volume, lower interest rates and lower income from equity investments in joint ventures and partnerships due to changes in valuation. The decrease was partially offset by an increase of $27.8 million in structuring fees and investment syndication income primarily due to a reduction in LIHTC loss reserves associated with the repeal of legislation in the third quarter of 2008 that previously required the posting of such reserves.

Noninterest expense was $173.9 million for the three months ended September 30, 2008 compared to $221.5 million for the three months ended September 30, 2007. The decrease of $47.6 million was primarily due to lower fixed and variable compensation expense related to the decline in operating results.

Nine Months Ended September 30, 2008

Capmark’s loss after income taxes totaled $290.8 million for the nine months ended September 30, 2008 compared to net income of $291.5 million for the nine months ended September 30, 2007.  The current year loss was mostly attributable to lower net interest income; higher provision for loan losses; and net losses on loans of $523.1 million, primarily resulting from downward changes in fair value on the portfolio of loans held for sale and losses on interests in European loans that were sold in April 2008, compared to net losses on loans of $18.8 million for the nine months ended September 30, 2007.

Net interest income totaled $153.2 million for the nine months ended September 30, 2008 compared to $240.6 million for the nine months ended September 30, 2007. The decline was primarily due to increased spreads and fees on the issuance of long-term CDs at Capmark Bank and lower interest-earning assets. The decline in net interest income was partially offset by gains on certain interest rate hedges, which are included in noninterest income.

Capmark’s provision for loan losses totaled $57.7 million for the nine months ended September 30, 2008 compared to $23.4 million for the nine months ended September 30, 2007. The increase in the provision for loan losses reflects an overall increase in loans held for investment and an increase in impaired loans for which a specific allowance is recorded.

Net losses, a component of noninterest income, totaled $502.5 million for the nine months ended September 30, 2008 compared to net gains of $115.2 million in the same period of 2007. The decrease of $617.7 million in noninterest income reflects downward changes in fair value recognized on Capmark’s loans held for sale, investments and real estate portfolios, including losses on interests in European loans sold in April 2008. Net losses on loans, investments and real estate for the nine months ended September 30, 2008 were partially offset by gains of $38.7 million on the sale of interests in entities established to facilitate the defeasance of securitized loans and a $14.3 million gain on the repurchase and retirement of $100.0 million of Capmark’s outstanding floating rate senior notes in May 2008.

Fee and investment income was $464.5 million for the nine months ended September 30, 2008 compared to $728.8 million for the nine months ended September 30, 2007. The decrease of $264.3 million was largely due to lower income from equity investments in joint ventures and partnerships due changes in valuation from adverse market conditions in 2008. Fee and investment income also declined due to lower interest rates and reduced transaction volume and performance-based asset management fees earned in 2007 that were not achieved in the comparable period of 2008. This was partly offset by a $33.3 million increase in structuring fees and investment syndication income due to a reduction in LIHTC loss reserves associated with the repeal of legislation which required such reserves in the third quarter of 2008.

Noninterest expense was $582.5 million for the nine months ended September 30, 2008 compared to $646.5 million for the nine months ended September 30, 2007. The decrease of $64.0 million was primarily due to lower fixed and variable compensation expense related to the decline in operating results.

Liquidity

In the third quarter of 2008, Capmark continued to take actions to maintain sufficient liquidity to support its business operations including:

•                  managing the volume and mix of loan originations among product types to emphasize products with better liquidity and lower funding costs, including:

•                  originating loans for government-sponsored programs and third-parties of $2.0 billion in the third quarter and $6.3 billion for the nine months ended September 30, 2008; and

•                  originating proprietary loans of $0.7 billion in the third quarter and $1.9 billion for the nine months ended September 30, 2008, which were primarily funded by Capmark Bank; and

•                  producing net cash from operating activities of $0.8 billion in the third quarter.

Capmark has a consolidated debt structure that is predominately long-term with a weighted average remaining term to maturity of approximately 32 months.

Non-Capmark Bank highlights include:

•                  increasing readily available cash (excluding restricted cash and cash held by Capmark Bank) and available borrowing capacity under Capmark’s revolving credit facility to $2.1 billion as of September 30, 2008 from $1.9 billion as of June 30, 2008;

•                  generating approximately $1.0 billion of cash from repayments and sales of loans and other investments during the third quarter of 2008;

•                  paying down debt (excluding borrowings under the senior credit agreement) by approximately $300.0 million during the third quarter of 2008; and

•                  extending certain debt facilities with aggregate credit availability of approximately $200.0 million for additional terms in excess of two years.

Capmark Bank highlights include:

•                  increasing readily available cash and available borrowing capacity (excluding the revolving credit facility) to $2.9 billion as of September 30, 2008 from $2.0 billion as of June 30, 2008. In addition, escrow funds held in trust as of September 30, 2008 that were eligible for deposit in Capmark Bank were $1.1 billion;

•                  issuing $3.4 billion in CDs with a weighted average life of 22 months, which extended the weighted average remaining term to maturity of deposit liabilities from 13 months to 19 months;

•                  generating approximately $1.5 billion of cash from repayments and sales of loans and other investments during the third quarter of 2008; and

•                  maintaining capital strength with a total risk-based capital ratio of 13.6%.

The U.S. Treasury and the FDIC have initiated new programs designed to help restore liquidity to U.S. financial institutions, including the Capital Purchase Program, the Whole Loan Purchase Program and the Temporary Liquidity Guarantee Program.

Capmark is evaluating its eligibility for, and the potential benefits of, participating in these programs.  Based upon current guidance for these programs, Capmark Bank is eligible to participate in the FDIC Temporary Liquidity Guarantee Program and the Treasury Capital Purchase Program.  Capmark may apply to participate in certain of these programs to the extent it is eligible and it concludes that participation would be advantageous. However, there is no assurance that Capmark will be able to obtain any material benefits under these programs.

Asset Quality

As of September 30, 2008, Capmark’s held for investment loan portfolio was $8.0 billion, net of an allowance for loan losses totaling $69.4 million and fair value and other adjustments totaling $80.2 million as a result of prior valuation adjustments on loans transferred from held for sale designation.

As of September 30, 2008, Capmark’s held for sale loan portfolio was carried at a fair value of $5.0 billion representing an aggregate discount of approximately $450 million to the portfolio’s aggregate unpaid principal balance of $5.5 billion.

As of September 30, 2008, total reserves on the held for investment and held for sale portfolios (including allowance for loan losses and fair value and other adjustments) were 4.4% of the unpaid principal balance of the loan portfolio.

Selected loan portfolio information:

•                  As of September 30, 2008, Capmark’s loan portfolio totaled $13.1 billion, down from $14.7 billion as of December 31, 2007.

•                  The ratio of Capmark’s originated non-performing assets, net of specific reserves, to total assets was 1.4 % as of September 30, 2008 compared to 0.9% as of December 31, 2007.

•                  As of September 30, 2008, 95.9% of Capmark’s loan portfolio was comprised of first lien commercial mortgage loans with an average loan size of $9.0 million.

•                  As of September 30, 2008, Capmark had:

•                  total outstanding land loans of approximately $402.0 million, or 1.9% of total assets;

•                  total outstanding condominium loans of approximately $204.8 million, or 0.9% of total assets;

•                  approximately $129.3 million, or 0.6% of total assets, of fixed rate U.S. loans originated specifically for CMBS securitizations; and

•                  approximately $68.9 million, or 0.3% of total assets, of investment securities that have exposure to U.S. residential mortgage loans, inclusive of all subprime exposure.

Segment Condensed Financial Results

The following tables present unaudited selected summary financial information for each of Capmark’s six business segments and corporate and other (amounts in millions):

	(unaudited) Three months ended September 30,		(unaudited) Nine months ended September 30,
	2008	2007	2008	2007
Net Revenue:
North American Lending and Mortgage Banking	$15.9	$70.1	$135.9	$376.6
North American Investments and Funds Management	(2.3)	42.2	(11.1)	221.3
North American Servicing	73.1	100.9	220.4	300.4
Asian Operations	(52.3)	47.2	(31.3)	151.1
European Operations	(0.5)	(2.5)	(268.8)	104.6
North American Affordable Housing	31.8	6.5	33.3	53.6
Subtotal	65.7	264.4	78.4	1,207.6
Corporate and Other	(26.7)	(37.6)	(20.9)	(146.4)

Consolidated	$39.0	$226.8	$57.5	$1,061.2

(Loss) Income Before Income Taxes:

North American Lending and Mortgage Banking	$(19.5)	$(15.2)	$19.5	$153.8
North American Investments and Funds Management	(10.2)	28.3	(30.7)	145.4
North American Servicing	24.8	49.4	74.5	143.8
Asian Operations	(68.9)	34.8	(101.0)	88.8
European Operations	(6.5)	(12.3)	(297.8)	64.1
North American Affordable Housing	22.6	(3.9)	5.6	20.0
Subtotal	(57.7)	81.1	(329.9)	615.9
Corporate and Other	(62.6)	(46.2)	(140.8)	(156.8)

Consolidated	$(120.3)	$34.9	$(470.7)	$459.1

	(unaudited) September 30, 2008	(unaudited) December 31, 2007
Total Assets:
North American Lending and Mortgage Banking	$12,566.6	$12,159.8
North American Investments and Funds Management	1,007.1	1,050.6
North American Servicing	879.5	894.3
Asian Operations	2,742.2	2,789.0
European Operations	752.8	3,068.1
North American Affordable Housing	1,014.9	1,084.8
Subtotal	18,963.1	21,046.6
Corporate and Other	2,746.9	2,217.8

Consolidated	$21,710. 0	$23,264.4

Segment Analysis

Three Months Ended September 30, 2008

North American Lending and Mortgage Banking

Capmark’s North American Lending and Mortgage Banking segment incurred a loss before income taxes of $19.5 million for the three months ended September 30, 2008 compared to a loss before income taxes of $15.2 million for the three months ended September 30, 2007. The $4.3 million decline was driven primarily by lower noninterest income and higher provision for loan losses, partially offset by lower noninterest expense.

Noninterest income was a negative $38.0 million for the three months ended September 30, 2008 compared to a positive $0.4 million for the three months ended September 30, 2007. The $38.4 million decrease was driven by a reduction in placement fees and investment banking fees partially offset by a gain of $25.6 million on the sale of interests in entities established to facilitate the defeasance of securitized loans.

The provision for loan losses totaled $28.0 million for the three months ended September 30, 2008 compared to $12.0 million for the three months ended September 30, 2007. The $16.0 million increase was primarily due to an overall increase in loans held for investment and an increase in impaired loans for which a specific allowance is recorded.

Noninterest expense totaled $47.6 million for the three months ended September 30, 2008 compared to $91.4 million for the three months ended September 30, 2007. The $43.8 million decrease was primarily driven by a $30.8 million decline in compensation and benefits due to a reduction in incentive compensation related to a decline in loan originations and operating results. All other noninterest expense decreased $13.0 million primarily due to a reduction in loan origination activities.

North American Investments and Funds Management

Capmark’s North American Investments and Funds Management segment incurred a loss before income taxes of $10.2 million for the three months ended September 30, 2008 compared to income before income taxes of $28.3 million for the three months ended September 30, 2007. The $38.5 million decrease was primarily driven by a reduction in income from equity investments in joint ventures and partnerships due to downward changes in fair value of investment funds in which Capmark co-invests with third-party investors and nonrecurring gains from asset sales in the prior year, partly offset by lower noninterest expense.

Noninterest income was a negative $1.5 million for the three months ended September 30, 2008 compared to a positive $42.1 million for the three months ended September 30, 2007. The $43.6 million decrease was primarily the result of increased net losses and lower income from equity investments in joint ventures and partnerships. Capmark’s income from equity investments in joint ventures and partnerships includes the results of certain commingled funds that Capmark consolidates.

The three months ended September 30, 2007 included nonrecurring gains of $14.0 million resulting from the sale of Capmark’s former research division, Realpoint, and the remaining property held in another division. These divisions also produced operating income of $3.1 million in the prior period.

Noninterest expense totaled $7.7 million for the three months ended September 30, 2008 compared to $21.2 million for the three months ended September 30, 2007. The $13.5 million decrease was primarily due to a reduction in incentive compensation expense of $12.0 million related to the decline in operating results and a $1.9 million decrease in professional fees.

North American Servicing

Capmark’s North American Servicing segment reported income before income taxes of $24.8 million for the three months ended September 30, 2008 compared to $49.4 million for the three months ended September 30, 2007. The $24.6 million decrease was primarily driven by lower net interest income and noninterest income partly offset by lower noninterest expense.

Net interest income was a negative $3.6 million for the three months ended September 30, 2008 compared to a negative $0.2 million for the three months ended September 30, 2007.  The $3.4 million reduction in net interest income was primarily driven by lower interest rates.

Noninterest income totaled $76.7 million for the three months ended September 30, 2008 compared to $101.2 million for the three months ended September 30, 2007. The $24.5 million decrease was driven by lower trust fees, mortgage servicing fees, and other fees. Trust fees are interest rate sensitive and decreased $18.4 million due to the lower interest rate environment. Mortgage servicing fees decreased $5.9 million primarily as a result of lower assumption fees, which have declined as a result of fewer transactions due to adverse market conditions.

Noninterest expense totaled $48.3 million for the three months ended September 30, 2008 compared to $51.6 million for the three months ended September 30, 2007. The $3.3 million decrease was primarily driven by lower compensation and benefits.

Asian Operations

Capmark’s Asian Operations segment incurred a loss before income taxes of $68.9 million for the three months ended September 30, 2008 compared to income before income taxes of $34.8 million for the three months ended September 30, 2007. The $103.7 million decrease was driven primarily by real estate impairment charges of $53.7 million and downward changes in fair value of loans held for sale of $6.6 million in the third quarter of 2008.

Capmark continues to focus its efforts in Asia on managing and monetizing its existing loan and investment portfolios and managing its fee for services businesses. Capmark has reduced staffing levels in Asia to reflect the decreased level of lending and investment activity.

European Operations

Capmark’s European Operations segment incurred a loss before income taxes of $6.5 million for the three months ended September 30, 2008 compared to a loss before income taxes of $12.3 million for the three months ended September 30, 2007. The $5.8 million improvement was primarily due to lower fair value charges recognized on Capmark’s loan portfolio held for sale in Europe and a reduction in noninterest expense.

Capmark continues to focus its efforts in Europe on managing and monetizing its remaining loan assets and managing its fee for services businesses. Capmark has reduced staffing levels in Europe to reflect the smaller loan portfolio and reduced activity level.

North American Affordable Housing

Capmark’s North American Affordable Housing segment had income before income taxes of $22.6 million for the three months ended September 30, 2008 compared to a loss before income taxes of $3.9 million for the three months ended September 30, 2007. The $26.5 million increase was primarily attributable to an increase in noninterest income.

Noninterest income totaled $30.9 million for the three months ended September 30, 2008 compared to $4.3 million for the three months ended September 30, 2007. The $26.6 million improvement was primarily due to a $29.0 million reduction in LIHTC loss reserves due to the repeal of legislation in third quarter of 2008 that previously required the posting of such reserves, a $7.9 million reduction in losses related to LIHTC yield guarantees, and a $2.2 million increase in net real estate investment income on properties in which Capmark acquired the limited partnership interests in 2008, partially offset by $5.3 million of net losses in the third quarter of 2008 which resulted from impairments recognized on equity investments compared to $6.9 million of nonrecurring net gains on asset sales in the third quarter of 2007.

Conference Call and Supplemental Financial Information

Capmark will hold a conference call for investors to be broadcast live over the Internet on November 6, 2008 at 12:00 noon Eastern Standard Time regarding the topics addressed in this news release and the related financial supplement.  Investors can access a webcast (listen only) of the conference call via Capmark’s Web site by selecting “About Us” near the top center of the home page then “Investor Relations” from the drop-down menu and clicking on the third quarter webcast link.  To listen to the conference call, please go to the Web site at least fifteen minutes prior to the scheduled start time to download and install any necessary audio software.  For those who are unable to listen to the live broadcast, an archived replay will be available on the Web site under “Investor Relations” in the drop-down menu “About Us” for up to one year. Investors who have questions for Capmark management can participate in the conference call by dialing in to one of the following numbers:

•                  Toll Free: 877-407-0778

•                  International: 201-689-8565

The related financial supplement to accompany the conference call remarks may be found on the Web site under “Investor Relations” in the drop-down menu “About Us.”

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of Capmark’s real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

CAPMARK FINANCIAL GROUP INC.

Condensed Consolidated Statement of Operations (Unaudited)

(in millions, except per share data)

	Three months ended September 30, 2008	Three months ended September 30, 2007
Net Interest Income
Interest income	$227.9	$329.1
Interest expense	188.4	247.0
Net interest income	39.5	82.1
Provision for loan losses	39.7	11.7
Net interest income after provision for loan losses	(0.2)	70.4
Noninterest Income
Net (losses)	(140.9)	(65.4)
Fee and investment income	180.1	221.8
Total noninterest income	39.2	156.4
Net Revenue	39.0	226.8
Noninterest Expense
Compensation and benefits	77.0	112.8
Other expenses	96.9	108.7
Total noninterest expense	173.9	221.5
(Loss) income before minority interest and income tax (benefit) provision	(134.9)	5.3
Minority interest income	14.6	29.6
(Loss) income before income tax (benefit) provision	(120.3)	34.9
Income tax (benefit) provision	(30.9)	8.3
Net (Loss) Income	$(89.4)	$26.6

Basic net (loss) income per share:
Net (loss) income per share	$(0.21)	$0.06
Weighted average shares outstanding	431.6	433.9

Diluted net (loss) income per share:
Net (loss) income per share	$(0.21)	$0.06
Weighted average shares outstanding	431.6	434.2

CAPMARK FINANCIAL GROUP INC.

Condensed Consolidated Statement of Operations (Unaudited)

 (in millions, except per share data)

	Nine months ended September 30, 2008	Nine months ended September 30, 2007
Net Interest Income
Interest income	$741.7	$907.8
Interest expense	588.5	667.2
Net interest income	153.2	240.6
Provision for loan losses	57.7	23.4
Net interest income after provision for loan losses	95.5	217.2
Noninterest Income
Net (losses) gains	(502.5)	115.2
Fee and investment income	464.5	728.8
Total noninterest income	(38.0)	844.0
Net Revenue	57.5	1,061.2
Noninterest Expense
Compensation and benefits	243.1	321.3
Other expenses	339.4	325.2
Total noninterest expense	582.5	646.5
(Loss) income before minority interest and income tax (benefit) provision	(525.0)	414.7
Minority interest income	54.3	44.4
(Loss) income before income tax (benefit) provision	(470.7)	459.1
Income tax (benefit) provision	(179.9)	167.6
Net (Loss) Income	$(290.8)	$291.5

Basic net (loss) income per share:
Net (loss) income per share	$(0.67)	$0.67
Weighted average shares outstanding	432.3	433.0

Diluted net (loss) income per share:
Net (loss) income per share	$(0.67)	$0.67
Weighted average shares outstanding	432.3	433.1

CAPMARK FINANCIAL GROUP INC.

Condensed Consolidated Balance Sheet (Unaudited)

(in millions)

	September 30, 2008	December 31, 2007
Assets
Cash, cash equivalents, and restricted cash	$1,767.6	$1,436.8
Investment securities:
Trading	154.0	185.7
Available for sale	910.4	949.7
Loans held for sale	5,003.3	7,783.8
Loans held for investment, net of allowance for loan losses of $69.4 million as of September 30, 2008 and $28.8 million as of December 31, 2007	8,048.2	6,891.7
Real estate investments	1,788.4	1,748.6
Equity investments	1,744.1	1,984.1
Mortgage servicing rights	827.8	890.6
Other assets	1,466.2	1,393.4
Total assets	$21,710.0	$23,264.4

Liabilities and Stockholders’ Equity
Liabilities:
Short-term borrowings	$2,601.2	$3,832.6
Long-term borrowings	8,539.7	8,307.7
Deposit liabilities	5,970.5	5,552.6
Real estate syndication proceeds and related liabilities	1,307.9	1,563.2
Other liabilities	745.1	1,069.0
Total liabilities	19,164.4	20,325.1
Commitments and Contingent Liabilities	—	—
Minority Interest	266.1	330.2
Mezzanine Equity	94.3	102.4
Stockholders’ Equity:
Preferred Stock	—	—
Common Stock	0.4	0.4
Other stockholders’ equity	2,184.8	2,506.3
Total stockholders’ equity	2,185.2	2,506.7
Total liabilities and stockholders’ equity	$21,710.0	$23,264.4